Exhibit 12.1

EXELON CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

Historical

	Years Ended December 31,
	2004	2005	2006	2007	2008
Pre-tax income from continuing operations before adjustment for income or loss from equity investees and minority interest	$2,577	$1,895	$2,796	$4,172	$4,034

Plus: (Income) or loss from equity investees	154	134	111	106	26
Less: Capitalized interest	(12)	(15)	(34)	(46)	(33)
Preference security dividend requirements of consolidated subsidiaries	(4)	(8)	(7)	(6)	(6)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, minority interest, capitalized interest and preference security dividend requirements	2,715	2,006	2,866	4,226	4,021

Fixed charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	841	844	914	896	865 (a)
Interest component of rental expense (b)	232	277	251	290	289
Preference security dividend requirements of consolidated subsidiaries	4	8	7	6	6

Total fixed charges	1,077	1,129	1,172	1,192	1,160
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	3,792	3,135	4,038	5,418	5,181
Ratio of earnings to fixed charges	3.5	2.8	3.4	4.5	4.5

(a)	Includes interest expense of $0 and $13 million for the years ended December 31, 2008 and 2007, respectively, related to uncertain income tax positions accounted for under Financial Accounting Standards Board Interpretation No. 48, which was adopted on January 1, 2007.

(b)	Represents one-third of rental expense relating to operating leases.

Unaudited Pro Forma Condensed Consolidated Ratio of Earnings to Fixed Charges for Exelon and NRG for the year ended December 31, 2008

	Exelon		NRG(c)	Pro Forma Adjustments(d)	Pro Forma Combined
Pre-tax income from continuing operations before adjustment for income or loss from equity investees and minority interest	4,034		1,729	(233)	5,530

Plus: Undistributed equity in (earnings) losses of unconsolidated affiliates	26		(44)	—	(18)
Amortization of capitalized interest	—		1	—	1
Less: Capitalized interest	(33)		(45)	—	(78)
Preference security dividend requirements of consolidated subsidiaries	(6)		—	(26)	(32)
Minority interest in loss	—		(1)	—	(1)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, minority interest, capitalized interest and preference security dividend requirements	4,021		1,640	(259)	5,402

Fixed charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness, and amortization of debt issuance costs	865	(a)	665	216	1,746
Interest component of rental expense	289	(b)	6	—	295
Preference security dividend requirements of consolidated subsidiaries	6		—	26	32

Total fixed charges	1,160		671	242	2,073
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	5,181		2,311	(17)	7,475
Ratio of earnings to fixed charges	4.5		3.4		3.6

(a)	Includes interest expense of $0 for the year ended December 31, 2008 related to uncertain income tax positions accounted for under Financial Accounting Standards Board Interpretation No. 48, which was adopted on January 1, 2007.

(b)	Represents one-third of rental expense relating to operating leases.

(c)	Amounts obtained from Exhibit 12.1 to NRG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(d)	Represents pro forma adjustments related to interest expense and preference security dividend requirements of consolidated subsidiaries. The preference security dividend requirements of consolidated subsidiaries was calculated by multiplying the ratio of pro forma combined pre-tax income from continuing operations to pro forma combined net income, by NRG’s 4% preferred stock dividend of $17 million. See Note 3 of the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements in Exelon’s Prospectus/Offer to Exchange, dated November 12, 2008, as amended, for further detail.